Exhibit 11.1

CODE OF ETHICS

I.	Objective:

The company’s objective in establishing this “Code of Ethics” is to promote ethics, honesty and professionalism within the company and among its employees. The company believes in being an integrated organization and that the action of every employee affects its entire organization and reputation. The company expects all employees to abide by this Code in carrying out their duties and functions so as to preserve public trust and to ensure the company’s sustainable growth and development.

II.	Scope:

This policy and its related procedures and measures are applicable to all employees (including senior executives and officers).

III.	Content:

1. Morality and integrity

1-1	The company dedicates itself to abide by commercial ethics and firmly believes in the values of an integrated organization. This guideline has been introduced to outline applicable legal requirements and company policy required of the company and all employees. Any company employee with any query concerning ethics or legal matters is advised to consult with his or her division head or the company’s legal division for guidance.

1-2	Ethical standards shall not be confined to legal compliance. Each individual shall be obligated to conduct all businesses ethically and to avoid any activity that would lead to a conflict of interest.

1-3	The principles governing ethics and integrity are comprised of:

1-3-1	Conducting all business with integrity and truthfully recording the process of all business dealings.

1-3-2	Ensuring proper confidentiality of all commercial information when executing a mission and retaining complete commercial and operational records, as well as respecting the commercial assets and intellectual properties of the company, each client and each strategic partner of the company.

1-3-3	All company accounting ledgers, invoices, records, accounting entries, capital and assets must be securely cataloged and safeguarded to ensure that all company transactions and business dealings can be fairly and accurately reflected. It is strictly forbidden to fabricate, falsify or create misleading claims or to fabricate or falsify any accounting entries, records, financial reports or any other related documents, or to make any misleading claims or records, or intentionally hide or cover the state of the company’s transactions; nor it is permitted to open, maintain or access any illegitimate accounts with any bank or a third party institution with which to conduct account transactions related to the company.

1-3-4	It is forbidden to destroy, alter or forge any pertinent records that may likely be linked to an investigation, litigation or legal related settlement proceeding.

1-3-5	When coming across incidents involving alleged unethical conduct or suspicions of violation to this rule, all personnel are obligated to inform the company’s management.

2. Respect for individuals and customers

2-1	The company respects the privacy and integrity of every employee and upholds strict standards of privacy and confidentiality for individual personal data. Treatment of customers and commercial data concerning other individuals shall also be bound by this principle of confidentiality.

2-2	Each employee should endeavor to deal fairly with the company’s customers, suppliers, competitors and other employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

2-3	The company is to maintain open communication channels that would encourage all employees to participate in company affairs and to express their opinions to supervisors of all levels.

3. Avoidance of conflict of interest

3-1	Prior to engaging in any business, investment or related activity that may lead to a conflict of interest between personal and professional relationships, the employee must fully disclose such conflict of interest to, and the potential conflict must be subject to review by, the chairman & president’s office. More detailed guidelines on conflicts of interest are set forth in the company’s “Ethics Rules” for the employees. All company personnel are obligated to file a report with the Administration Division of the company citing any probable conflict of interest that might concern the individual or the company.

3-2	Employees should avoid incidents that may involve a probable conflict of interest – for instance, an employee moonlighting at a non-affiliated company; or an employee negotiating or conducting business transactions with the company which would benefit such employee or the employee’s family or relatives personally. Employees are prohibited to use corporate property, information or position for personal gain.

3-3	All employees are prohibited to provide or disclose openly company confidential information without securing proper authorization from the company. It is strictly forbidden to trade confidential or insider information for individual gain, or to benefit others or put the company’s interest in jeopardy.

3-4	All employees are forbidden to engage in any of the aforesaid activities through an agent, partner or any representative only to circumvent this guideline.

3-5	All personnel that participate in the review, evaluation and selection of vendors should avoid any circumstance that has the potential to bias a fair decision.

3-6	Unless otherwise approved by the board of directors in advance and in compliance with all applicable laws, employees are not permitted to take out or accept company loans on behalf of oneself or one’s relative, or demand the company to issue liability guarantee.

3-7	Unless for company’s business, advanced authorization shall be sought prior to accessing any of the company’s services, equipment, facilities, properties or any other form of resources. All employees should protect the company’s assets and ensure their efficient use. The company’s assets, whether tangible or intangible, are to be used only by authorized employees or their designees and only for the legitimate business purposes of the company.

4. Gratuity and business reception

4-1	All employees are prohibited to accept from or give to any customer, supplier or contingent party related to the company any kickbacks or any other form of illicit gain.

4-2	All employees are strictly forbidden to accept gifts from the company’s vendors valued at over one thousand N.T. dollars (NT$1,000), or any cash, or any equivalent in monetary goods, i.e. gift certificates, check, stock certificate and the like.

4-3	All employees are forbidden to accept lavish entertainment or reception.

4-4	For the purpose of maintaining a normal business relationship, gifts that are to be presented to business counterparts should be imprinted with the company’s logo.

4-5	It is prudent to conform to the general practice of common business decorum when accepting or arranging any type of business reception, and all employees shall refrain from being excessively lavish and refrain from incurring significant or unnecessary expenses.

5. Full, fair, accurate, timely and understandable disclosure

5-1	It is crucial that all books of account, financial statements and records of the company reflect the underlying transactions and any disposition of assets in a full, fair, accurate and timely manner.

5-2	All employees who are involved in the company’s disclosure process are required to know and understand the disclosure requirements applicable to the company that are within the scope of their responsibilities, and must endeavor to ensure that information in documents that the company files with or submits to the ROC Securities and Futures Commission and the U.S. Securities and Exchange Commission, or that is otherwise disclosed to the public, is presented in a full, fair, accurate, timely and understandable manner.

5-3	It is critically important that financial statements and related disclosures be free of material errors. Employees are prohibited from knowingly making or causing others to make a materially misleading, incomplete or false statement to an accountant or an attorney in connection with an audit or any filing with any governmental or regulatory entity (such as the ROC Securities and Futures Commission, the U.S. Securities and Exchange Commission or the New York Stock Exchange).

5-4	No individual, or any person acting under his or her direction, shall directly or indirectly take any action to coerce, manipulate, mislead or fraudulently influence any of the company’s auditors if he or she knows (or should know) that his or her actions, if successful, could result in rendering the company’s financial statements materially misleading.

6. Accountability and implementation of Code of Ethics

6-1	All employees are to comply with applicable governmental laws, rules and regulations, and the company’s regulations and procedures.

6-2	All employees are required to be vigilant of any probable violation or breach of this Code of Ethics, and are obligated to promptly report to the head of the Administration Division prior to the establishment of the Audit Committee, and to the Audit Committee after its establishment, in the event of coming across any act that might contravene governmental laws, rules and regulations or this Code of Ethics. When deemed necessary, a report may be filed directly with the AdministrationDivision head or through other division heads. An individual’s act in repeating a violation to these professional ethics rule and one’s participation in all subsequent investigations of the violation will be kept strictly confidential, to ensure that the individual’s identity is duly protected and to avoid unfair retaliation or treatment.

6-3

Those found violating or breaching this Code of Ethics are to face adequate corrective action by the company depending on the severity of an incident. It is the responsibility of each employee to carefully read, understand and comply with this Code of Ethics and, as needed, to seek clarification on any point. Questions regarding any legal or ethical requirements should be directed to the head of the Administration Division or the company’s legal division.

7. Waivers and amendments

7-1	The companymay waive application of this Code of Ethics to employees in certain limited situations. Any waivers of the provisions of this Code of Ethics for executive officers may be granted only in exceptional circumstances by the board of directors. The companywill promptly disclose to its shareholders and in the company’s public filings, not later than the company’s next periodic report, any such waivers granted to any of its executive officers and the reason for such waiver.

7-2	Amendments to this Code of Ethics shall be promptly disclosed by the company. It is each individual’s responsibility to maintain familiarity with this Code of Ethics as the company reviews and revises its content from time to time.